Exhibit 17.2

R. Neil Irwin
[Address Deleted For Confidentiality]

November 20, 2009

VIA E-MAIL AND REGULAR MAIL

Rick Powell, Chairman of the Board
Rick Wessel, CEO & Board Member
Tara MacMahon, Board Member
First Cash Financial Services, Inc.
690 E. Lamar Blvd. - Ste. 400
Arlington, TX     76011

Re:     First Cash Financial Services, Inc. ("Company")

Lady and Gentlemen:

The undersigned, R. Neil Irwin, hereby resigns his position as a member of the
Board of Directors of First Cash Financial Services, Inc. effective immediately.

Sincerely,

/s/ R. Neil Irwin
R. Neil Irwin

cc:	[Names Deleted For Confidentiality]